Filed pursuant to Rule 424(b)(3)
Registration No. 333-123925

14,131,538 Shares

Particle Drilling Technologies, Inc.

Common Stock

On February 8, 2005, we issued 9,000,000 shares of our common stock in a private placement. In connection with that private placement, we issued warrants to certain persons associated with the placement agent for that private offering pursuant to which such persons could acquire 1,500,000 shares of our common stock in the aggregate at a purchase price of $2.00 per share. On March 22, 2005, we issued 3,381,538 shares of our common stock in a private placement in connection with the conversion of all of the outstanding shares of Series A Convertible Preferred Stock previously issued by our subsidiary, Particle Drilling Technologies, Inc., a Delaware corporation. Selling shareholders may use this prospectus to resell from time to time their shares of our common stock covered by this prospectus. Our shares of common stock trade on The NASDAQ Capital Market® under the symbol “PDRT.” On March 2, 2006, the last reported sale price for our common stock on The NASDAQ Capital Market® was $5.30 per share.

The shares of our common stock covered by this prospectus may be sold at market prices prevailing at the time of the sale or may be sold at negotiated prices. We will not receive any proceeds from the sale of the shares of our common stock covered by this prospectus.

Investing in our common stock involves risks. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 3, 2006.

You should rely only on the information contained in this prospectus and those documents incorporated by reference herein. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration or continuous offering process. Under this shelf registration process, the selling shareholders may, from time to time, sell the shares of our common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the shares of our common stock which may be offered by the selling shareholders. Each time a selling shareholder sells shares of our common stock, the selling shareholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling shareholder and the terms of the shares of common stock being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those shares of common stock. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Incorporation of Certain Documents by Reference.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in or incorporated by reference into this prospectus are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) and are forward-looking statements. These statements can be identified by the use of forward-looking terminology including “forecast,” “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other “forward-looking” information. We and our representatives may from time to time make other oral or written statements that are also forward-looking statements.

These forward-looking statements are made based upon our management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements as a result of certain factors, including but not limited to dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, the results of testing of our products and the availability of capital resources.

Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under “Risk Factors” and elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and information with the SEC under the Securities Exchange Act of 1934. You may read and copy documents that we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's website at www.sec.gov and through our website at www.particledrilling.com. The information on our website is not a part of this prospectus, and you should rely only on information contained in this prospectus or any prospectus supplement when making a decision as to whether or not to invest in shares of our common stock.

ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates documents by reference that are not presented in or delivered with it. This means that we have disclosed certain material information by referring a reader to certain documents. These documents (other than exhibits to such documents unless specifically incorporated by reference) are available, without charge, upon written or oral request directed to the Corporate Secretary, Particle Drilling Technologies, Inc., at our principal executive offices located at 1021 Main Street, Suite 2650, Houston, Texas 77002; telephone (713) 223-3031.

The following documents, which have been filed by us with the SEC pursuant to the Securities Exchange Act of 1934 (File No. 0-30819), are incorporated in this prospectus by reference and shall be deemed to be a part hereof, other than information under Item 2.02 or 7.01 of any Current Report on Form 8-K:

(a)   Annual Report on Form 10-K/A for the year ended September 30, 2005;

(b)   Quarterly Report on Form 10-Q for the three months ended December 31, 2005;

(c)   Current Reports on Form 8-K filed on October 19, 2005, January 25, 2006, February 2, 2006, February 10, 2006 and February 23, 2006;

(d)   the description of our common stock contained in our Registration Statement on Form 8-A filed on June 19, 2000, as amended on April 21, 2005, and any subsequent amendment thereto filed for the purpose of updating such description; and

(e)   all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

iii

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in our common stock. This prospectus contains or incorporates by reference information regarding our businesses and detailed financial information. You should carefully read this entire prospectus, including the historical financial statements and related notes incorporated by reference herein, before making an investment decision.

In this prospectus, “Particle Drilling Technologies, Inc.,” the “company,” “we,” “us” or “our” refer to Particle Drilling Technologies, Inc., a Nevada corporation, and its subsidiary, except where otherwise indicated or required by context.

Our Company

On January 14, 2005, we acquired Particle Drilling Technologies, Inc., a privately-held Delaware corporation (“PDTI”). As a result of this acquisition, our company, which previously had no material operations, acquired the business of PDTI and we are now engaged in the development of the Particle Impact Drilling System, a patented system utilizing a specially-designed “fit for purpose” drill bit fitted with jetting nozzles and polycrystalline diamond compact cutting structures for use in the oil and gas drilling industry. In this prospectus, we refer to Particle Impact Drilling as “PID” or the “PID technology” and refer to our PID drilling system as the “PID System.” We refer to our drill bit as the “PID bit.” The nozzles in the PID bit serve to accelerate hardened steel shot entrained with ordinary drilling mud to fracture and remove the formation ahead of the bit. The PID System is primarily operated utilizing hydraulic energy that is commonly available on drilling rigs used today in combination with the PID System equipment. Each particle is driven into the rock formation at a high velocity and delivers forces many times greater than the compressional strength of the rock, even in formations that exist in the subsurface at elevated hardness and stress. Depending on the volume of shot introduced into the drilling mud, the number of shot strikes on the formation is in excess of four million per minute, thereby yielding a higher rate of penetration than conventional roller cone rock bits.

We believe the PID System development has advanced significantly and should be available for commercial trials in April of 2006. Our operations plan for the remainder of fiscal year 2006 is expected to include: (1) implementation of the PID System on a drilling oil or gas well; (2) hiring and training additional field and technical personnel; and (3) assembly of additional PID Systems.

Our initial target customers will be oil and gas operators drilling onshore wells in geologic basins of the U.S. known to have hard rock and/or highly abrasive formations. We will initially focus our marketing and sales efforts on operators with multi-well drilling programs centered in a single U.S. basin. Additionally, we will target customers that exhibit a willingness to embrace emerging technologies and have the financial resources to tolerate the perceived risk associated with utilizing new drilling technologies.

Our Executive Offices

Our principal executive and administrative office facility is located in downtown Houston, Texas at One City Centre, 1021 Main Street, Suite 2650, Houston, Texas 77002 and our telephone number is (713) 223-3031.

RISK FACTORS

You should carefully consider the risks described below in addition to all other information included or incorporated by reference in this prospectus before making an investment decision. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

We have a limited operating history and no revenues and are subject to risks inherent in a new business enterprise. As a result, we have not demonstrated to date that we can successfully implement our business plan or that the PID technology will be successful in a commercial application.

We have recently acquired PDTI, which had a limited operating history and, accordingly, is subject to substantial risks inherent in the commencement of a new business enterprise. Prior to our acquisition of PDTI in January 2005, we had no material operations. The business of PDTI was originally established in June 2003 to: (1) purchase certain of the assets and assume certain of the liabilities of ProDril Services, Incorporated (“PSI”) and ProDril Services International, Ltd. (“PSIL”), related to the PID technology; (2) purchase certain patents underlying the PID technology from the Curlett Family Limited Partnership, Ltd. (“CFLP”); (3) acquire certain technology licenses related to the PID technology from CCORE Technology and Licensing, Ltd. (“CTL”); (4) continue the funding of initial research and development expenses with respect to the technology acquired; and (5) take steps towards the commercialization of the PID technology. To date, the business has not generated any revenue from its operations. We may not be able to successfully develop, commercialize or market our products, generate revenues, or operate profitably. Additionally, we and our business have a very limited operating history that investors can analyze to aid them in making an informed judgment as to the merits of an investment in us. Any investment in us should be considered a high risk investment because you will be investing in a development stage company with unforeseen costs, expenses, competition, and other problems to which new ventures are often subject. In addition, the technology we acquired is still in the development stage and has not yet been applied in a commercial setting. Because we are a development stage company, our prospects must be considered in light of the risks, expenses, and difficulties encountered in establishing a new business in a highly competitive industry.

We have limited sources of liquidity and may not be able to obtain sufficient funding to realize positive cash flows.

We require substantial capital to pursue our operating strategy and execute our business plan. As we have no internal sources of liquidity, we will continue to rely on external sources for liquidity, and for the foreseeable future, our principal source of working capital will be from capital we have raised through private placements of our securities and other external sources.

Our current monthly operating overhead is approximately $275,000, excluding research and development costs and non-cash expenses such as depreciation and stock-based compensation, and we expect that such amount will increase as we expand our operations. Should we require additional capital, we may not be able to obtain funds from external sources in sufficient amounts to fund our business plan.

Even if we are able to demonstrate the commercial application of our products, we may require additional capital in the future to produce our products in sufficient commercial quantities in order for us to realize positive cash flows. Any such additional capital may lead to additional dilution of our shareholders. Additionally, it may be difficult for us to raise additional capital in sufficient quantities or at all.

The PID System is a new technology and it may never be accepted in the marketplace.

Certain aspects of the PID technology have not been used or deployed in a commercial oil and gas well. Market acceptance of our products will largely depend upon our ability to demonstrate the PID System’s efficiency, cost effectiveness, safety features and ease of use. We may not be able to demonstrate that the PID System can effectively be deployed on a commercial oil and gas well in a safe and cost-effective manner. The use of the PID technology will also depend upon concerted sales efforts by us and our marketing team. The PID System may never be accepted in the market in preference to other competing technologies that currently exist or that may subsequently be developed. If our products are not generally accepted by the marketplace, we may not realize sufficient revenues or cash flow to execute our operations plan and we may be forced to pursue a different strategy or liquidate our company.

In order to enter the oilfield services market on a full scale basis, we must successfully complete additional research and development, the cost of which may exceed the amounts we have budgeted in our operations plan. Any such cost overruns could exhaust our available capital and force us to raise additional capital, which capital may not be available or may lead to additional dilution of our shareholders.

Our primary products must demonstrate satisfactory performance in the commercial market. Our operations plan calls for further research and development, including the development of different bit sizes and a newer and more efficient injector system. Poor performance of the PID bit or other components of the PID System while conducting commercial trials could further extend the shop and laboratory testing phase, which would delay the full commercialization of the PID System and increase the funds needed to complete our research and development. This would have the effect of slowing our advancement as funds otherwise intended to build new PID Systems and expand our operations may be needed to conduct additional research.

Regardless of the success of the initial research and development, we will require additional research and development and capital spending to continuously improve our service capabilities and expand our operations. We presently intend to finance a portion of our expansion through the use of bank or lease financing. As such, our inability to obtain such financing on favorable terms, or at all, could delay or prevent us from fully commercializing our technology. In addition, regardless of the amount of research and development completed by us, our products may never be successful in commercial operations.

We are obligated to make certain royalty payments that will limit our profitability.

In connection with our acquisition of the PID technology, we agreed to make certain royalty payments to PSI and PSIL. Under our agreement with PSI, we are obligated to pay PSI a royalty on a quarterly basis equal to 18.0% of our earnings before interest, income taxes, depreciation and amortization (“EBITDA”) derived from the use of the PID technology for such quarter until an aggregate of $67,500,000 has been paid to PSI. Under our agreement with PSIL, we are obligated to pay PSIL a royalty on a quarterly basis equal to 2.0% of our EBITDA derived from the use of the PID technology for such quarter until an aggregate of $7,500,000 has been paid. We have also entered into additional royalty agreements that require us to pay a total of 4.0% of our quarterly gross revenue derived from the use of the PID technology to certain entities from which we acquired the PID technology. These royalty obligations will have the effect of limiting our liquidity and our profitability.

We rely on the intellectual property rights we acquired to the PID technology and we may not be able to successfully protect or defend our intellectual property rights. Our competitive position depends to a significant extent on our ability to assert and defend our intellectual property rights in order to restrict other competitors from offering similar services.

Our success depends on certain patents and patent applications that we purchased from CFLP, CTL, PSI and PSIL, along with other proprietary intellectual property rights we intend to develop. We rely on a combination of nondisclosure and other contractual arrangements and trade secret, patent, copyright, and trademark laws to protect our proprietary rights and the proprietary rights of third parties from whom we license intellectual property. The steps we have taken to protect our rights may not be adequate to deter misappropriation of our proprietary information. We also may not be able to detect unauthorized use of and take appropriate steps to enforce our intellectual property rights. In addition, the laws of some foreign countries may not protect our proprietary rights as fully or in the same manner as do the laws of the United States. Also, despite the steps taken by us to protect our proprietary rights, others may develop technologies similar or superior to the PID technology or design around the proprietary rights we own.

We are also subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of the asserted infringement. If we are unable to successfully enforce our intellectual property rights, or if claims are successfully brought against us for infringing the intellectual property rights of others, such events could cause us to pay substantial damages, cause us to lose a key competitive advantage, force us to conduct additional research to develop non-infringing technology or cause us to have to pursue a different business strategy.

We may face intense competition in our industry from companies with a more established reputation and greater financial resources than us.

The oilfield services industry in which we compete is highly competitive, and most of our potential competitors will have greater financial resources than we do. Many of our potential competitors have been in the oilfield drilling business for many years and have well-established business contacts with exploration and production companies. Competitors may enter markets served or proposed to be served by us, and we may not be able to compete successfully against such companies or have adequate funds to compete effectively.

Risks Related to Our Common Stock

Our stockholders may experience substantial dilution as a result of the exercise of outstanding options and warrants to purchase our common stock or future issuances of additional shares of our common stock, any of which could have an adverse effect on the market price of our common stock.

In connection with our acquisition of PDTI, we assumed warrants to purchase 228,000 shares of common stock and options issued under PDTI’s 2004 Incentive Stock Plan to purchase 3,205,000 shares of common stock. In connection with the private placement of our common stock in February 2005, we granted the placement agent warrants to purchase 1,500,000 shares of our common stock. Since our acquisition of PDTI, we have issued options to purchase an additional 1,162,500 shares of our common stock. The common stock issuable upon exercise of these options and warrants represents approximately 25% of our outstanding shares of common stock on a fully-diluted basis. The exercise of these options and warrants would result in substantial dilution to our existing stockholders and any sales of these shares of common stock, or the perception that these sales might occur, could lower the market price of our common stock.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future public offerings or private placements of our securities for capital raising purposes, or for other business purposes. Future sales of substantial amounts of our common stock, or the perception that sales could occur, could have a material adverse effect on the market price of our common stock.

Any trading market that develops in our common stock may be highly illiquid and may not reflect the underlying value of our net assets or business prospects.

Currently only a limited liquid trading market for our common stock exists. An active trading market for our common stock may not develop. Any trading market that does develop may be volatile, and significant competition to sell our common stock in any such trading market may exist, which could negatively affect the price of our common stock. As a result, the value of our common stock may decrease. Additionally, if a trading market does develop, such market may be highly illiquid, and our stock may trade at a price that does not accurately reflect the underlying value of our net assets or business prospects.

We presently do not intend to pay cash dividends on our common stock.

We currently anticipate that no cash dividends will be paid on our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, we anticipate that all earnings, if any, will be retained to finance the future expansion of our company.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from any sales of shares of our common stock. We will not receive any of the proceeds from any such sale by any selling shareholder. See “Selling Shareholders.”

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock trades on The NASDAQ Capital Market® under the symbol “PDRT.” As of March 2, 2006, the last reported sale price of our common stock on The NASDAQ Capital Market® was $5.30.

Prior to June 28, 2005, shares of our common stock were traded on the OTC Bulletin Board. Prior to the announcement of our agreement to acquire PDTI on July 14, 2004, there was limited trading in our common stock and therefore the prices quoted for periods prior to such date should not be considered to be based on an established public trading market. The following table sets forth the high and low trade price information per share of our common stock for the fiscal years ended September 30, 2005 and 2004. All prices quoted from the time when our common stock was traded on the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High	Low
Fiscal Year Ended September 30, 2004
First Quarter	$0.10	$0.10
Second Quarter	$0.10	$0.10
Third Quarter	$0.10	$0.10
Fourth Quarter	$3.75	$0.10
Fiscal Year Ended September 30, 2005
First Quarter	$3.57	$3.39
Second Quarter	$6.09	$5.69
Third Quarter	$6.15	$5.91
Fourth Quarter	$4.59	$4.22
Fiscal Year Ended September 30, 2006
First Quarter	$6.03	$3.58
Second Quarter (through March 2, 2006)	$7.50	$4.70

Holders

The approximate number of holders of record of the shares of our common stock was 290 as of November 30, 2005.

Dividends

Holders of shares of common stock will be entitled to receive cash dividends when, as and if declared by our Board of Directors, out of funds legally available for payment thereof. However, if dividends are not declared by our Board of Directors, no dividends shall be paid. We have not paid any dividends on our common stock since our inception.

We do not anticipate that any cash dividends will be paid in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, we anticipate that all earnings, if any, will be retained to finance our future expansion. Therefore, prospective investors who anticipate the need for immediate income by way of cash dividends from their investment should not purchase our securities.

SELLING SHAREHOLDERS

No stockholder may offer or sell shares of our common stock under this prospectus unless such stockholder has notified us of his or her intention to sell shares of our common stock and this prospectus remain effective at the time such selling stockholder offers or sells such shares. We may be required to amend or supplement this prospectus to reflect material developments in our business, financial position and results of operations. Each time we file an amendment to this prospectus with the SEC, it must first be declared effective prior to the offer or sale of shares of our common stock by the selling stockholders.

The common stock covered by this prospectus is to be offered for the account of the selling stockholders in the following table. The selling stockholders may from time to time sell all, some or none of the shares of common stock offered by this prospectus.

This table, which we have prepared based on information provided to us by the applicable selling stockholder, sets forth the name, the number of shares of common stock beneficially owned by the selling stockholders intending to sell our common stock and the number of shares of common stock to be offered. Unless set forth below, none of the selling stockholders selling in connection with this prospectus has held any position or office with, been employed by, or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the date of this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock Offered Hereunder	Number and % of Outstanding Shares of Common Stock Owned After Completion of Offering(1)
Allene Anderson Trust(2)	2,750	2,750	-0-
Dalton E. Allen	5,000	5,000	-0-
Jerry W. Nichter	5,000	5,000	-0-
John D. Smith	5,000	5,000	-0-
Bernard Davis	6,500	6,500	-0-
David M. McGrew, MD	7,000	7,000	-0-
Daniel C. Nichter	7,500	7,500	-0-
James & Nancy Stratmen	7,500	7,500	-0-
Terry R. Balo	10,000	10,000	-0-
Trevor and Susan Miller	10,000	10,000	-0-
Nicolas Pommier	10,000	10,000	-0-
Van S. Bohne	12,500	12,500	-0-
Henry W. Emrick	12,500	12,500	-0-
Brook A. Niemi	12,500	12,500	-0-
Parker Smith	12,500	12,500	-0-
Brandon Sparks	12,500	12,500	-0-
Rose M. Spohn	12,500	12,500	-0-
Berniece M. Edwards	12,500	12,500	-0-
James L. Birch	12,500	12,500	-0-
Thomas DeKezel	12,500	12,500	-0-
L. Michael Johnson	12,500	12,500	-0-
Gerry M. Kamilos, LLC(3)	12,500	12,500	-0-
Paul Gunderson	13,000	13,000	-0-
Kressin Family Trust dated 10/12/1989(4)	15,000	15,000	-0-
Eichi Higashi	15,000	15,000	-0-
J. Michael Meyer	16,667	16,667	-0-
Joseph B. Childrey	20,000	20,000	-0-
Gregor K. Emmert Sr.	23,500	23,500	-0-

Julie G. Borden	25,000	25,000	-0-
R Borden & T Wen & M Spivey TTEE Texas Radiology Assoc 401K PSP FBO Richard Dean Borden(5)	25,000	25,000	-0-
Constantino Galaxidas	25,000	25,000	-0-
Richard B. and Sherryl L. Payne	25,000	25,000	-0-
Pfeffer Family Limited Partnership(6)	25,000	25,000	-0-
Randall R. Spohn	25,000	25,000	-0-
Brent V. and Ashley H. Kelton	25,000	25,000	-0-
Charles & Rose Marie Otey Family Trust(7)	25,000	25,000	-0-
Sterling Trust Company A/C #67639(8)	25,500	25,500	-0-
Lance Gunderson	27,000	27,000	-0-
Wayne Shortridge	33,333	33,333	-0-
Gregor K. Emmert, Jr.	35,000	35,000	-0-
Larry W. Asbury	37,500	37,500	-0-
Charles G. Hodge III & Linda G. Hodge Living Trust(9)	50,000	50,000	-0-
Nelson R. Sharp	50,000	50,000	-0-
Red Eagle LLC(10)	69,508	69,508	-0-
William John Reininger	70,000	70,000	-0-
Lester E. and Terri A. Hazel	72,000	72,000	-0-
Michael C. Brown Trust dated 06/30/2000(11)	100,000	100,000	-0-
Bradley N. Rotter Self Employed Pension Plan & Trust(12)	100,000	100,000	-0-
Sterling Trust Company FBO John Dempsey, Roth IRA A/C #65798(13)	100,000	100,000	-0-
Semoc Revocable Trust(14)	125,000	125,000	-0-
Berg McAfee Companies, LLC(15)	140,000	140,000	-0-
Michael L. Peterson	166,667	166,667	-0-
David L. Hollinger	250,000	250,000	-0-
Deborah J. Hollinger	250,000	250,000	-0-
Tejas Securities, Inc. 401K Plan & Trust FBO John J. Gorman(16)	500,000	500,000	-0-
Tamarind Global Assets Ltd.(17)	100,000	100,000	-0-
Sterling Trust Company A/C #067430(18)	50,000	50,000	-0-
Richard, Wayne & Roberts Inc.(19)	27,000	27,000	-0-
Union Bank of CA TTEE FBO Brian Callahan A/C #1050015356(20)	25,000	25,000	-0-
Linden Growth Partners(21)	133,333	133,333	-0-
Harlan A. Flatjord	12,500	12,500	-0-
Cliff Groombridge	15,480	15,480	-0-
Paul W. Heisey Trust(22)	12,500	12,500	-0-
Ken Hendricks	10,000	10,000	-0-
James R. Henson	22,500	22,500	-0-
James M. Isaacson	15,000	15,000	-0-
John A. Lund	2,300	2,300	-0-

Trust Company of America fbo Bernard J. Meyerring A/C #29323(23)	12,500	12,500	-0-
William M. Morse	12,500	12,500	-0-
E. L. Moses	75,000	75,000	-0-
Gordon S. Murray	5,000	5,000	-0-
Porter Family Trust(24)	40,000	40,000	-0-
Jack Sioukas Investments(25)	12,500	12,500	-0-
Pensco Trust Company A/C #ST246(26)	17,500	17,500	-0-
Bert W. Wallace	12,500	12,500	-0-
Nelson Irrevocable Trust(27)	50,000	50,000	-0-
Rita Barr(28)	80,000	80,000	-0-
Strome Alpha Fund, LP(29)	200,000	200,000	-0-
Strome Offshore Ltd(29)	300,000	300,000	-0-
William C. Montgomery	50,000	50,000	-0-
Sound Energy Capital Offshore Fund, Ltd.(30)	45,200	45,200	-0-
Southport Energy Plus Offshore Fund, Inc.(30)	121,400	121,400	-0-
Southport Energy Plus Partners, L.P.(30)	333,400	333,400	-0-
Niskayuna Development LLC(31)	260,000	260,000	-0-
Ivy MA Holdings Cayman 8, Ltd.(32)	90,000	90,000	-0-
Cadence Master, Ltd.(32)	810,002	160,000	650,002; 2.6%
Ore Hill Hub Fund Ltd.(33)	1,000,000	1,000,000	-0-
Phoenix Partners, L.P.(34)	333,000	333,000	-0-
Phoenix Partners II, L.P.(34)	102,000	102,000	-0-
Phaeton International (BVI) Ltd.(34)	315,000	315,000	-0-
Greywolf Capital Partners II LP(35)	360,000	360,000	-0-
Greywolf Capital Overseas Fund(35)	640,000	640,000	-0-
Milfam I, LP(36)	125,000	125,000	-0-
Schottenfeld Qualified Associates, LP(37)	350,000	350,000	-0-
LC Capital Master Fund Ltd.(38)	1,900,000	1,900,000	-0-
Millennium Partners, L.P.(39)	1,000,000	1,000,000	-0-
Xerion Partners I LLC(40)	125,000	125,000	-0-
Xerion Partners II Master Fund Limited(41)	125,000	125,000	-0-
SF Capital Partners Ltd.(42)	500,000	500,000	-0-
The IBS Turnaround Fund, L.P.(43)	210,000	210,000	-0-
The IBS Turnaround Fund (QP), L.P.(43)	480,000	480,000	-0-
The IBS Opportunity Fund, Ltd.(43)	110,000	110,000	-0-
Karen Singer	250,000	250,000	-0-
W. Keith Webb & Company(44)	666,444	250,000	416,444 shares; 1.7%
Tejas Incorporated(45)	400,000	400,000	-0-
John J. Gorman(16)	110,000	110,000	-0-
TJD, LLC(46)	135,000	135,000	-0-
Morris D. Weiss(47)	25,000	25,000	-0-
Igor Volshteyn(48)	15,000	15,000	-0-

(1)       Calculated based on 24,851,401 shares of common stock outstanding as of March 2, 2006.

(2)       Don C. Anderson, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Allene Anderson Trust.

(3)       Gerry N. Kamilos has sole voting and investment power with respect to the shares of common stock held by Gerry M. Kamilos, LLC.

(4)       James R. Kressin, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Kressin Family Trust dated 10/12/1989.

(5)       Richard Dean Borden has sole voting and investment power with respect to the shares of common stock held by R Borden & T Wen & M Spivey TTEE Texas Radiology Assoc 401K PSP FBO Richard Dean Borden.

(6)       Adolph A. Pfeffer, Jr., as general partner, has sole voting and investment power with respect to the shares of common stock held by the Pfeffer Family Limited Partnership.

(7)       Charles Otey, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Charles & Rose Marie Otey Family Trust.

(8)       William P. Knox has sole voting and investment power with respect to the shares of common stock held by Sterling Trust Company A/C #67639.

(9)       Charles G. Hodge, III, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Charles G. Hodge III & Linda G. Hodge Living Trust.

(10)   Each of the following persons shares voting and investment power with respect to the shares of common stock held by Red Eagle LLC: Dale Hinze, Judith Hinze, Scott Hinze, Bryan Hinze and Brad Hinze.

(11)   Michael C. Brown, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Michael C. Brown Trust dated 06/30/2000.

(12)   Bradley Rotter, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Bradley N. Rotter Self Employed Pension Plan & Trust.

(13)   John P. Dempsey has sole voting and investment power with respect to the shares of common stock held by the Sterling Trust Company FBO John Dempsey, Roth IRA A/C #65798.

(14)   Robert Covnet, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Semoc Revocable Trust.

(15)   Eric McAfee and Clyde Berg share voting and investment power with respect to the shares of common stock held by Berg McAfee Companies, LLC. Berg McAfee Companies, LLC is associated with Cagan McAfee Capital Partners, LLC, which served as placement agent for PDTI in connection with its private placement offering of 3,381,538 shares of its Series A Convertible Preferred Stock. See “Certain Relationships and Related Party Transactions.”

(16)   John J. Gorman, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Tejas Securities, Inc. 401K Plan & Trust FBO John J. Gorman. Mr. Gorman is Chairman of Tejas Securities Group, Inc., which served as placement agent for our company in connection with our private placement offering of 9,000,000 shares of our common stock. The 110,000 shares of common stock held by Mr. Gorman directly are issuable upon exercise of outstanding warrants to purchase shares of common stock at $2.00 per share.

(17)   Arif Bhalwani has sole voting and investment power with respect to the shares of common stock held by Tamarind Global Assets Ltd.

(18)   Charles E. Blair, M.D. has sole voting and investment power with respect to the shares of common stock held by Sterling Trust Company A/C #067430.

(19)   Joseph R. Weiss and Neal Hirsch share voting and investment power with respect to the shares of common stock held by Richard, Wayne & Roberts Inc.

(20)   Brian Callahan has sole voting and investment power with respect to the shares of common stock held by Union Bank of CA TTEE FBO Brian Callahan A/C #1050015356.

(21)   Linden Capital Management, LLC, as general partner, has sole voting and investment power with respect to the shares of common stock held by Linden Growth Partners. Paul J. Coviello, as President of Linden Capital Management, LLC, has sole voting and investment control over the investments under the management of Linden Capital Management, LLC.

(22)   Paul W. Heisey, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Paul W. Heisey Trust.

(23)   Bernard J. Meyerring has sole voting and investment power with respect to the shares of common stock held by Trust Company of America fbo Bernard J. Meyerring A/C #29323.

(24)   Sanford Porter, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Porter Family Trust.

(25)   Jack Sioukas has sole voting and investment power with respect to the shares of common stock held by Jack Sioukas Investments.

(26)   Each of the following officers of PENSCO Trust Company: Tom Anderson, President and CEO, John Beater, Vice President, Special Assets, Denise Broussard, Vice President, Customer Service, Laura Castellanos, Vice President, Marketing, David Dean, Vice President, Operations, Jeanny Lo, Vice President, Real Estate Investments, Chris Radich, Vice President, CFO, Secretary, Treasurer and Clerk, and Belinda Savage, Vice President, Compliance, shares voting and investment power with respect to the shares of common stock held by Pensco Trust Company A/C #ST246 for the benefit of Bernice M. Starrett.

(27)   Barbara J. Wammer, as trustee, has sole voting and investment power with respect to the shares of common stock held by Nelson Irrevocable Trust.

(28)   30,000 of the shares of common stock held by Rita Barr are issuable upon exercise of outstanding warrants to purchase shares of common stock at $2.00 per share.

(29)   Strome Investment Management, L.P. (“SIM”) is a Delaware limited partnership and a registered investment advisor. It is the sole investment advisor to Strome Offshore Ltd., an offshore investment corporation. SIM is also the sole general partner and investment advisor to Strome Alpha Fund, L.P. SSCO, Inc. is the general partner of SIM. The Mark E. Strome Living Trust is the controlling shareholder of SSCO, Inc. Mark E. Strome is the settler and a trustee of the trust. SIM’s beneficial ownership of the common stock is direct because of its general partnership interest in the limited partnership that directly owns shares of the common stock. SIM also has direct beneficial ownership of the common stock as a result of its discretionary authority to buy, sell and vote shares of such common stock for its advisory clients. SSCO, Inc.’s, the Mark E. Strome Living Trust’s, and Mark Strome’s ownership of the common stock are indirect as a result of their interest in SIM.

(30)   Sound Energy Capital Management, L.P. is the investment advisor having voting and dispositive powers in Sound Energy Capital Offshore Fund, Ltd. The Managing Partner of Sound Energy Capital Management, L.P. is Anthony Giammalva. Sound Energy Partners, Inc. is the investment manager having voting and dispositive powers in Southport Energy Capital Plus Offshore Fund, Ltd. and

Southport Energy Plus Partners, L.P. The executive officer of Sound Energy Partners, Inc. is Anthony Giammalva.

(31)   Jared E. Abbruzzese, Sr. and Sherrie G. Abruzzese share voting and investment power with respect to the shares of common stock held by Niskayuna Development LLC. 135,000 of the shares of common stock held by Niskayuna Development LLC are issuable upon exercise of outstanding warrants to purchase shares of common stock at $2.00 per share.

(32)   Cadence Master, Ltd. is a private investment fund formed in the British Virgin Islands.  It is open to investments from two feeder funds, Cadence Onshore LP and Cadence Offshore Ltd. (the “Feeder Funds”) on a private basis.  Investors in the two Feeder Funds consist of both entities and individuals and acquire interests on a private placement basis.  Sole voting and investment powers are held by Cadence Investment Management, LLC, of which Philip R. Broenniman is the Managing Member.

(33)   Ore Hill Partners LLC, a Delaware limited liability company, is the investment manager partner of Ore Hill Hub Fund Ltd., a Cayman Islands limited company, and, consequently, may be deemed to have or share voting control and investment discretion over securities owned by Ore Hill Hub Fund Ltd. Benjamin Nickoll and Frederick Wahl are the managing members of Ore Hill Partners LLC. As a result, Mr. Nickoll and Mr. Wahl may be considered as having or sharing voting control and investment discretion over such securities as well. The foregoing should not as an admission by any of Ore Hill Partners LLC, Mr. Nickoll or Mr. Wahl that they are beneficial owners of any of the shares of the Company’s common stock held by Ore Hill Hub Fund Ltd.

(34)   Phoenix Partners, L.P. is a New York limited partnership formed for the purpose of investing. Phoenix Partners II, L.P. is a Delaware limited partnership formed for the purpose of investing. All voting and investment decisions for ach of Phoenix Partners, L.P. and Phoenix Partners II, L.P. are made by their general partner, MW Management, LLC, a Delaware limited liability company. The Managing Members of MW Management, LLC are Edwin H. Morgens and John C. “Bruce” Waterfall. Phaeton International (BVI) Ltd. is a British Virgin Island corporation formed for the purpose of investing. All investment decisions are made by its investment advisor, Morgens Waterfall Vintiadis & Company, Inc., a New York corporation (“MWV”). MWV is owned 50% by Edwin H. Morgens and 50% by John C. “Bruce” Waterfall.

(35)   Greywolf Capital Management LP, a Delaware limited partnership (“GCM”), acts as investment manager for Greywolf Capital Partners II LP and Greywolf Capital Overseas Fund, and in such capacity has certain voting and/or investment power over the holdings of Greywolf Capital Partners II LP and Greywolf Capital Overseas Fund, as set forth under the terms of an investment management agreement between GCM and each of Greywolf Capital Partners II LP and Greywolf Capital Overseas Fund. Greywolf Advisors LLC, a Delaware limited liability company, is the general partner of Greywolf Capital Management LP, and in such capacity has certain voting and/or investment power over Greywolf Capital Management LP, as set forth under the terms of the limited partnership agreement of Greywolf Capital Management LP. Mr. Jonathan Savitz is the Senior Managing Member of Greywolf Advisors LLC. Greywolf GP LLC, a Delaware limited liability company, is the general partner of GCM. Mr. Jonathan Savitz is the Managing Member of Greywolf GP LLC.

(36)   Lloyd I. Miller, as general partner, has sole voting and investment power with respect to the shares of common stock held by Milfam I, LP.

(37)   Richard Schottenfeld, as Managing Member of the general partner of Schottenfeld Qualified Associates, LP, has sole voting and investment power with respect to the shares of common stock held by Schottenfeld Qualified Associates, LP.

(38)   Richard F. Conway has sole voting and investment power with respect to the shares of common stock held by LC Capital Master Fund Ltd. The 1,900,000 shares includes 400,000 shares of common stock issuable upon the exercise of outstanding warrants to purchase shares of common stock at $2.00 per share.

(39)   Millennium Management, L.L.C., a Delaware limited liability company, is the managing partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and, consequently, may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be considered the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be construed in and of itself as an admission by either Millennium Management, L.L.C. or Mr. Englander as to beneficial ownership of the shares of the company’s common stock owned by Millennium Partners, L.P.

(40)   S. Donald Sussman, as the owner of Xerion Partners I LLC’s manager, has sole voting and investment power with respect to the shares of common stock held by Xerion Partners I LLC.

(41)   Daniel H. Arbess controls Xerion Partners Equity LLC (“XPE”), which is the investment manager of Xerion Partners II Master Fund Limited (“XP-II”) and has voting and investment discretion over securities held by XP-II. XPE and Mr. Arbess thus may be deemed to be beneficial owners of the shares of common stock held by XP-II. XPE and Mr. Arbess disclaim beneficial ownership of the shares held by XP-II.

(42)   Michael A. Roth and Brian J. Stark shares voting and investment power with respect to the shares of common stock held by SF Capital Partners Ltd.

(43)   IBS Capital Corporation is the general partner of The IBS Turnaround Fund, L.P. and The IBS Turnaround Fund (QP), L.P. and is the Investment Manager of The IBS Opportunity Fund, Ltd. As a result, IBS Capital Corporation has sole voting and investment power with respect to the shares of common stock held by The IBS Turnaround Fund, L.P., The IBS Turnaround Fund (QP), L.P. and The IBS Opportunity Fund, Ltd. Mr. David Taft is the President of IBS Capital Corporation and the portfolio manager of each of The IBS Turnaround Fund, L.P., The IBS Turnaround Fund (QP), L.P. and The IBS Opportunity Fund, Ltd., and, therefore, Mr. Taft makes all decisions with regard to the shares of common stock held by each of The IBS Turnaround Fund, L.P., The IBS Turnaround Fund (QP), L.P. and The IBS Opportunity Fund, Ltd.

(44)   W. Keith Webb, as President, has sole voting and investment power with respect to the shares of common stock held by W. Keith Webb & Company.

(45)   The officers of Tejas Incorporated and its wholly-owned subsidiary, Tejas Securities Group, Inc., are: John Gorman—Chairman, Mark Salter—CEO, Kurt Rechner—President and COO and John Garber—CFO. John Gorman beneficially owns 40.9% of Tejas Incorporated. Mark Salter, Kurt Rechner and John Garber beneficially own less than 10% of Tejas Incorporated combined. Each of the officers share voting and investment power with respect to the shares of common stock held by Tejas Incorporated. The 400,000 shares of common stock held by Tejas Incorporated are issuable upon exercise of outstanding warrants to purchase shares of common stock at $2.00 per share.

(46)   Karen Singer has sole voting and investment power with respect to the shares of common stock held by TJD, LLC. The 135,000 shares of common stock held by TJD, LLC are issuable upon exercise of outstanding warrants to purchase shares of common stock at $2.00 per share.

(47)   The 25,000 shares of common stock held by Morris D. Weiss are issuable upon exercise of outstanding warrants to purchase shares of common stock at $2.00 per share.

(48)   The 15,000 shares of common stock held by Igor Volshteyn are issuable upon exercise of outstanding warrants to purchase shares of common stock at $2.00 per share.

We prepared this table based on the information supplied to us by the selling stockholders named in the table, and we have not sought to verify such information.

The selling stockholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the shares of our common stock since the date on which the information in the above table was provided to us. Information about the selling stockholders may change over time.

Because the selling stockholders may offer all or some of their shares of our common stock from time to time, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon the termination of any particular offering by such selling stockholder. Please refer to “Plan of Distribution” in the accompanying prospectus.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. We are not authorized to issue preferred stock under our Articles of Incorporation. As of March 2, 2006, there were  24,851,401 shares of our common stock issued and outstanding, including 315,000 shares of restricted stock issued in May 2005 and in January and February 2006 under our 2005 Stock Incentive Plan. Each share of common stock is entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. There are no cumulative voting rights. Common stockholders do not have preemptive rights or other rights to subscribe for additional shares under Nevada law, and the common stock is not subject to conversion or redemption.

The investors who purchased 9,000,000 shares of our common stock in the February 2005 private placement received a contractual preemptive right to purchase on a pro rata basis up to 50% of certain new securities we may issue at any time until June 29, 2006. This preemptive right does not apply to: (1) securities issuable upon exercise or conversion of securities that were outstanding as of February 9, 2005, (2) securities issuable pursuant to stock incentive plans or arrangements that are approved by our Board of Directors, (3) securities that may be issued in connection with acquisitions, partnering agreements, joint ventures or other strategic relationships, stock splits or other recapitalizations, lease lines or bank loans, or (4) securities that may be issued to all of our shareholders on a pro rata basis.

In the event of liquidation, the holders of common stock will share equally in any balance of corporate assets available for distribution to them. Subject to the rights of holders of any other securities subsequently issued, holders of the common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available. We have not paid any dividends since our inception and have no intention to pay any dividends in the foreseeable future. Any future dividends would be subject to the discretion of our Board of Directors and would depend on, among other things, future earnings, the operating and financial condition of our company, our capital requirements, and general business conditions.

Warrants and Options

In connection with our acquisition of PDTI in January 2005, we assumed certain warrants to purchase 228,000 shares of common stock that had previously been issued by PDTI and all options to purchase common stock that were outstanding under PDTI’s 2004 Stock Incentive Plan.

The warrants to purchase common stock that we assumed in connection with the acquisition of PDTI are all exercisable for five years from the date of issuance and may be exercised on a net cashless basis. The warrants to purchase common stock consist of (1) warrants to purchase 150,000 shares of common stock in the aggregate at $0.12 per share, (2) warrants to purchase 65,500 shares of common stock in the aggregate at $2.00 per share, and (3) warrants to purchase 12,500 shares of common stock in the aggregate at $3.00 per share.

The options we assumed in connection with our acquisition of PDTI were all issued under PDTI’s 2004 Stock Incentive Plan, which we also assumed in connection with our acquisition of PDTI. The options are all exercisable for ten years from the date of issuance and may be exercised on a net cashless basis. The options to purchase common stock that we assumed consist of (1) options to purchase 2,655,000 shares of common stock in the aggregate at $0.12 per share and (2) options to purchase 550,000 shares of common stock in the aggregate at $1.75 per share. Since our acquisition of PDTI, we have issued additional options under our equity incentive plans consisting of (1) options to purchase 10,000 shares of common stock in the aggregate at $6.20 per share, (2) options to purchase 35,000 shares of common stock in the aggregate at $6.10 per share, (3) options to purchase 10,000 shares of common stock in the aggregate at $6.65 per share, (4) options to purchase 665,000 shares of common stock in the aggregate at $4.90 per share, (5) options to purchase 256,500 share of common stock in aggregate at $4.50 per share, (6) options to purchase 150,000 shares of common stock in the aggregate at $6.73 per share, and (7) options to purchase 50,000 shares of common stock in the aggregate at $5.87 per share. In connection with our private placement offering of shares of our common stock in February 2005, we issued to persons associated with the placement agent with respect to the private placement, warrants to purchase 1,500,000 shares of our common stock at an exercise price of $2.00 per share. These warrants are exercisable until February 9, 2015 and may be exercised on a net cashless basis. We are obligated to register for resale the shares of common stock issuable upon exercise of these warrants. In the event that the registration of these warrants lapses for any reason, the exercise period for such warrants shall be automatically extended based upon the amount of time such registration statement is not available.

PLAN OF DISTRIBUTION

We are registering shares of our common stock on behalf of the selling shareholders. As used in this prospectus, “selling shareholders” includes donees, transferees, pledgees and other successors in interest (other than purchasers pursuant to this prospectus) selling shares received from a named selling shareholders after the date of this prospectus. We will pay for all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will pay for all selling discounts and commissions, if any. The selling shareholders may offer and sell their shares from time to time in one or more of the following types of transactions (including block transactions):

•       on any national exchange on which the shares are listed or any automatic quotation system through which the shares are quoted,

•       in the over-the-counter market,

•       in privately negotiated transactions,

•       through put and call transactions,

•       through short sales, and

•       a combination of such methods of sale.

The selling shareholders may sell their shares at prevailing market prices or at privately negotiated prices. The selling shareholders may use brokers, dealers or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling shareholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as a principal, or both.

The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging positions they assume with selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to these broker-dealers or other financial institutions of shares, which such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling shareholders may also engage in short sales of shares and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover the short sales.

The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the offer and sale of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Neither we nor any selling shareholder can presently estimate the amount of such compensation. Because a selling shareholder may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of the applicable exchange or automated quotation system pursuant to Rule 153 under the Securities Act of 1933. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

The selling shareholders and any other person participating in a distribution of the securities covered by this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for certain periods prior to the commencement of or during such distribution. Regulation M’s prohibition on purchases may include purchases to cover short positions by the selling shareholders, and a selling shareholder’s failure to cover a short position at a lender’s request and subsequent purchases by the lender in the open market of shares to cover such short positions, may be deemed to constitute an inducement to buy shares, which is prohibited by Regulation M. All of the above may effect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We are not aware of whether the selling shareholders have entered into any agreements, understanding or arrangements with any broker-dealers regarding the sale of their shares, nor are we aware of whether there is an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of that rule.

Following notification by a selling shareholder that it has entered into any material arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

•       the name of each such selling shareholder and of the participating broker-dealer(s);

•       the number of shares involved;

•       the initial price at which these shares were sold;

•       the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•       that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•       any other facts material to the transactions.

In addition, following notification by a selling shareholder that a donee, pledgee, transferee or other successor-in-interest of such selling shareholder intends to sell more than 500 shares, we will file a supplement to this prospectus.

LEGAL MATTERS

The validity of the common stock offered by this prospectus was passed upon for us by Woodburn and Wedge, Reno, Nevada.

EXPERTS

The consolidated financial statements as of September 30, 2005 and 2004, and for the years ended September 30, 2005 and 2004, and for the periods from June 9, 2003 (date of inception) to September 30, 2003 and June 9, 2003 (date of inception) to September 30, 2005 incorporated by reference in this prospectus have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, independent registered public accounting firm, as stated in their report incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Particle Drilling Technologies, Inc.

Common Stock

PROSPECTUS

March 3, 2006